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                                                                   EXHIBIT 10.50

                                    DEAL MEMO


The following memorializes the agreement between WhatsHotNow.com, Inc., (WHN") and Stan Lee Media, Inc. ("Client") as of August 1, 1999, regarding the creation of the Client's official online store, according to the following terms and conditions:

    1. Design, Host & Operate Online Stores. WHN shall design and host an electronic, online store ("Client Store") that shall be accessible from Client's official website and WhatsHotNow.com. Client shall have approval over the use and placement of Client's name, likeness, trademarks and other intellectual property. WHN shall be responsible for the information architecture of the site. WHN shall: (i) provide secure transaction processing; (ii) fulfill and ship all orders, (iii) provide customer service support, (iv) provide Client with sales data; and (v) be responsible for maintaining the design and functionality of the stores.

    2. Creation of Unique Merchandise. Subject to Client's approval in each instance, and existing third party licenses, WHN shall have the non-exclusive right to utilize Client's image, likeness, characters and brand identity for the manufacture and sale of consumer products in the Client Stores.

    3. Third Party Products. Client shall provide any and all merchandise owned or controlled by Client to WHN on consignment. Client shall use best efforts to enable WHN to acquire merchandise from licensees on the best terms possible including but not limited to: consignment, and with an exclusive window to sell new releases.

    4. Collectibles and Memorabilia. Client shall provide WHN with collectibles and memorabilia suitable for sale, auction, or promotion in the Client Store.

    5. Exclusivity. The Client Store shall be Client's only official online store. The Client Store shall, subject to pre-existing agreements, be the only exclusively online retailer authorized to sell Client merchandise.

    6.  Revenue Sharing and Link Commission.

        o On merchandise acquired by WHN, WHN shall pay Client 100% of the Net Proceeds after deducting a management fee equal to 23% of Gross Retail sales.

        o On merchandise consigned to WHN by Client, WHN shall pay Client 100% of the Net Proceeds after deducting a management fee equal to 18% of Gross Retail Sales.

        o On unique consigned merchandise (signed, exclusive, or limited editions): WHN shall pay Client 100% of the Net Proceeds after deducting a Management Fee equal to 9% of Gross Retail Sales.


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        o  WHN shall pay Client a 10% affiliate commission according to WHN's standard affiliate terms for all sales of non-Client Store merchandise directly attributable to links from Client's website to WhatsHotNow.com.

        o Net Proceeds is based on the actual amount charged the customer less tax, actual shipping and handling, credit card processing, cost of goods if applicable, third party commissions if applicable, and the WHN management fee.

        o Gross Retail Sales is the actual amount charged the consumer and collected by WHN.

        o All accounting shall be made within 30 days of the end of each calendar quarter.

        o Client shall have approval over pricing for all consigned merchandise.

    7. Marketing and Promotion. Client shall use its best efforts to promote and drive traffic to Client's official website and the Client Store. On a minimum of 10 days per year, the Client Store shall be featured on the home page of WhatsHotNow.com, and on a minimum of 10 days per year, one or more products from the Client Store shall be featured on the home page of WhatsHotNow.com. On the confirmation email confirming any purchase consisting exclusively of Stan Lee Products, such email shall include a promotional link to the Stan Lee community home page. The Client Store shall promote and link to the home page of WHN and Client's official website in a manner to be mutually approved by the parties.

    8. Term. The first 90 days of this Agreement shall be considered a trial period wherein either party may terminate at any time, thereafter the term shall be 1 year and renew automatically for additional one-year periods unless either party notifies the other in writing of its intention not to renew 90 days prior to the then-current termination date.

    9. Customer Database. Client shall own the customer database created by sales generated in the Client Store from Client's Website; provided, however, that WHN shall have the perpetual right to use and exploit such customer database created hereunder in connection with stores owned and/or managed by WHN. WHN agrees that it shall not have the right to, and shall not, sell, rent, lease, license or otherwise disseminate such customer database to any third party or otherwise exploit the customer database except as permitted pursuant to this Agreement.

    10. Audit. Client shall have the right to audit WHN's books and records relating directly to the Client Store. No such audit shall occur more than once in any twelve-month period, and shall be at Client's sole expense and only during WHN's regular business hours after giving WHN reasonable notice. If, after an audit, it is determined that there is a greater than five percent (5%) difference in WHN's favor between what was paid to Client and what should have been paid to Client, then WHN shall pay the cost of the audit, including reasonable accountant and attorney fees. If, after completion of an audit, Client does not commence an action within 90 days in connection with the audited statements, such statements shall be deemed correct, conclusive and binding.


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    11. Press Releases. Client and WHN shall have mutual approval over any press releases by either of them relating specifically to Stan Lee Media and/or WhatsHotNow.com. Notwithstanding the foregoing, neither company shall be restricted from incidental mentions of the other in its marketing or publicity materials as part of a listing of its clients or vendors.

    12. More Formal Agreement. The parties anticipate entering into a more formal agreement. Until such time, this Deal Memo Agreement shall legally bind the parties and govern the relationship.

Understood and Agreed

WHATSNOTNOW.COM, INC.                       STAN LEE MEDIA, INC.



By: /s/                                     By /s/ GILL CHAMPION
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   Its                                         Its  Chief Operating Officer
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